Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 33-52999, No. 33-55307, No. 333-56277, No. 333-75676, No. 333-112501 and No. 333-137065), on Form S-4 (No. 333-138997, as amended) and on Forms S-8 (No. 333-56024, as amended, No. 333-68506, No. 333-30257, No. 333-87050, No. 333-91358 and No. 333-116184) of Whitney Holding Corporation of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal accounting control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana
March 1, 2007

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